Exhibit 21.1

Rexnord Corporation

List of Subsidiaries as of March 31, 2005

Name	Place of Incorporation

PT Components Inc.	Delaware
RAC-1 Inc.	Delaware
RBS Acquisition Corporation	Delaware
RBS China Holdings L.L.C.	Delaware
RBS North America Inc.	Delaware
Rexnord Germany-1 Inc.	Delaware
Rexnord International Inc.	Delaware
Rexnord Industries, Inc.	Delaware
Winfred Berg Licensco Inc.	Delaware
W.M. Berg Inc.	Delaware
Prager Service, Inc.	Delaware
Prager Incorporated	Louisiana
Addax Inc.	Nebraska
Clarkson Industries, Inc.	New York
Rexnord Ltd.	Nevada
Rexnord Puerto Rico Inc.	Nevada
Betzdorf Chain Company, Inc.	Wisconsin
Rexnord Australia Pty Ltd.	Australia
Rexnord NV	Belgium
Rexnord Correntes Ltda.	Brazil
Rexnord do Brasil Industrial Ltda.	Brazil
Rexnord Canada Limited	Canada
Changzhou Rexnord Transmissions Co. Ltd. f/k/a Changzhou Hansen Jianglang Transmissions Co. Ltd.	China
Rexnord Conveyor Products (Wuxi) Co. Limited	China
Rexnord SA f/k/a Brook Hansen France SA	France
Rexnord SARL f/k/a Brook Hansen France Sales SARL	France
Rexnord Holdings SAS	France
Rexnord France SARL	France
Accessoire Conveyeur Chain SA	France
Rexnord Germany Holdings GmbH	Germany
Rexnord Germany Operations GmbH	Germany
Rexnord GmbH	Germany
Stephan GmbH	Germany
Rexnord Kette GmbH	Germany
Rexnord Stephan GmbH & Co KG	Germany
MCC Deutschland Kette GmbH	Germany
Rexnord Italy Holdings Srl	Italy
Rexnord Marbett Spa	Italy
Synergy Srl	Italy
Rexnord Industrial SA de CV	Mexico
Rexnord SA de CV	Mexico
Rexnord Finance B.V.	Netherlands
Rexnord B.V.	Netherlands
M.C.C. Holding B.V.	Netherlands
Rexnord Netherlands Holdings BV	Netherlands
Precision Moulding Components Nederland BV	Netherlands
Rexnord FlatTop Europe BV f/k/a MCC Nederland BV	Netherlands
Rexnord AB	Sweden
Rexnord South Africa Pty	South Africa